UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

8x8, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0142404
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Creekside Way Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, par value $0.001 per share	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
This registration statement on Form 8-A is being filed by 8x8, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the Company’s transfer of its listing of common stock, par value $0.001 (the “Common Stock”), from the New York Stock Exchange (the “NYSE”) to the NASDAQ Global Select Market (the “NASDAQ”). Upon the commencement of trading of the Common Stock on the NASDAQ, the Company will voluntarily withdraw the Common Stock from listing on the NYSE. The Common Stock is traded under the symbol “EGHT” on the NYSE and has been approved for listing on the NASDAQ under the symbol “EGHT”.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1.    Description of Registrant’s Securities to be Registered.
General
8x8, Inc. (the “Company”) is registering its class of common stock, par value $0.001 (the “Common Stock”), on this Form 8-A. The following description of the capital stock of the Company and provisions of the Company’s restated certificate of incorporation filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, as amended by the certificate of amendment filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the “Certificate of Incorporation”), and the Company’s amended and restated by-laws filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 29, 2015 (the “By-laws”), summarizes matters that may affect the rights of the holders of Common Stock and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws.
The Company’s authorized capital stock consists of 300,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $0.001. As of October 31, 2022, there were approximately 111,688,301 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.
Common Stock
Each holder of Common Stock is entitled to:
•one vote per share on all matters submitted to a vote of the stockholders;
•dividends as may be declared by the Company’s board of directors out of funds legally available for that purpose, subject to the rights of any Preferred Stock that may be outstanding; and
•his, her or its pro rata share in any distribution of the Company’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock in the event of liquidation.
Holders of Common Stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of the Company’s Common Stock or other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of the Company’s Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.
Preferred Stock
The Company’s board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of Preferred Stock in one or more series and to fix and determine the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Company’s board of directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of the Common Stock. Although the issuance of Preferred Stock could provide the Company with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.
Antitakeover Effects of Provisions of the Company’s Certificate of Incorporation and By-laws and of Delaware Law
Certain provisions of the Company’s charter documents and Delaware law could have the effect of delaying or preventing changes in control or changes in the Company’s management without the consent of the board of directors, including as discussed below.
Certificate of Incorporation and By-laws. The Company’s Certificate of Incorporation and By-laws provide, among other things:
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•the ability of the board of directors to issue shares of Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the exclusive right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the board of directors;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of the Company’s stockholders;
•the requirement that a special meeting of stockholders may be called only by a majority vote of the board of directors or by stockholders holding shares of the Company’s Common Stock representing in the aggregate a majority of votes then outstanding, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•the ability of the board of directors, by majority vote, to amend the Company’s By-laws, which may allow the board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend the By-laws to facilitate a hostile acquisition; and
•advance notice procedures with which stockholders must comply to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
Delaware Takeover Statute. The Company is also subject to certain anti-takeover provisions under the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 203 of the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or (a) the Company’s board of directors approves the transaction prior to the stockholder acquiring the 15% ownership position, (b) upon consummation of the transaction that resulted in the stockholder acquiring the 15% ownership position, the stockholder owns at least 85% of the outstanding voting stock (excluding shares owned by directors or officers and shares owned by certain employee stock plans) or (c) the transaction is approved by the board of directors and by the stockholders at an annual or special meeting by a vote of 66 2/3% of the outstanding voting stock (excluding shares held or controlled by the interested stockholder).
These provisions in the Certificate of Incorporation and By-laws and under Delaware law could discourage potential takeover attempts.
Transfer Agent
The transfer agent and registrar for the Common Stock is Computershare Inc. and its affiliate, Computershare Trust Company, N.A.
Item 2.    Exhibits.
Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the NASDAQ, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

8x8, Inc.

Date: November 14, 2022	By:	/s/ Matthew Zinn
Name: Matthew Zinn
Title: Chief Legal Officer